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                                                                    Exhibit 15.1


November 7, 2003


Charter Communications Holdings, LLC
12405 Powerscourt Drive
St. Louis, MO  63131

Re:  Form 10-Q For The Quarterly Period Ended September 30, 2003


With respect to the Form 10-Q for the quarterly period ended September 30, 2003, we acknowledge our awareness of the use therein of our report dated November 7, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/ KPMG LLP

St. Louis, Missouri